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EXHIBIT 4.7.1(jj)

Upon recording, return to:
Ms. Shawne M. Keenan
Sutherland Asbill & Brennan LLP
999 Peachtree Street, N.E.
Atlanta, Georgia 30309-3996

PURSUANT TO §44-14-35.1 OF OFFICIAL CODE OF GEORGIA ANNOTATED, THIS INSTRUMENT EMBRACES,
COVERS AND CONVEYS SECURITY TITLE TO AFTER-ACQUIRED PROPERTY OF THE GRANTOR

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION),
GRANTOR,

to

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

THIRTY-FIFTH SUPPLEMENTAL
INDENTURE

Relating to the
Oglethorpe Power Corporation First Mortgage Bonds, Series 2006

Dated as of October 1, 2006

FIRST MORTGAGE OBLIGATIONS

NOTE TO THE CLERK OF THE SUPERIOR COURT AND TAX COMMISSIONER: BECAUSE THIS INSTRUMENT SECURES BONDS AND NOT A LONG TERM NOTE, THIS INSTRUMENT IS EXEMPT FROM THE INTANGIBLES RECORDING TAX PURSUANT TO GEORGIA ADMINISTRATIVE CODE §560-11-8-.14(d).

        THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2006, is between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation), an electric membership corporation organized and existing under the laws of the State of Georgia, as Grantor (hereinafter called the "Company"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as successor to SunTrust Bank, as Trustee (in such capacity, the "Trustee").

        WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 1, 1997 (hereinafter called the "Original Indenture") for the purpose of securing its Existing Obligations and providing for the authentication and delivery of Additional Obligations by the Trustee from time to time under the Original Indenture;

        WHEREAS, the Company has heretofore executed and delivered to the Trustee thirty-four Supplemental Indentures (the Original Indenture, as heretofore, hereby and hereafter supplemented and modified, being herein sometimes called the "Indenture"), and the Original Indenture and the thirty-four Supplemental Indentures have been recorded as set forth on Schedule 1;

        WHEREAS, the Board of Directors of the Company has established a new series of Additional Obligations to be designated the First Mortgage Bonds, Series 2006, due January 1, 2035 in the principal amount of Three Hundred Million Dollars ($300,000,000) (the "Series 2006 Bonds") and the Company has complied or will comply with all provisions required to issue Additional Obligations provided for in the Original Indenture;

        WHEREAS, the Company desires to execute and deliver this Thirty-Fifth Supplemental Indenture, in accordance with the provisions of the Original Indenture, for the purpose of providing for the creation and designation of the Series 2006 Bonds as Additional Obligations and specifying the form and provisions thereof (the Original Indenture, as heretofore, hereby and hereafter supplemented and modified, being herein sometimes called the "Indenture");

        WHEREAS, Section 12.1 of the Original Indenture provides that, without the consent of the Holders of any of the Obligations, the Company, when authorized by a Board Resolution, and the Trustee, may enter into Supplemental Indentures for the purposes and subject to the conditions set forth in said Section 12.1, including to create additional series of Obligations under the Indenture and to make provisions for such additional series of Obligations; and

        WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure under the Indenture the payment of the principal of (and premium, if any) and interest on the Series 2006 Bonds, to make the Series 2006 Bonds to be issued hereunder, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligation of the Company, and to constitute the Indenture a valid and binding lien for the security of the Series 2006 Bonds, in accordance with its terms, have been done and taken; and the execution and delivery of this Thirty-Fifth Supplemental Indenture has been in all respects duly authorized by the Company;

        NOW, THEREFORE, THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE WITNESSES, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when authenticated and delivered, the Series 2006 Bonds, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to declare the terms and conditions on which the Series 2006 Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property or Excludable Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Original Indenture, wherever located, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, subject to all exceptions, reservations and matters of the character referred to in the Indenture, and does grant a security interest therein for the purposes expressed herein and in the Original Indenture subject in all cases to Sections 5.2 and 11.2 B of the Original Indenture and to the rights of the Company under the Original Indenture, including the rights set forth in Article V thereof; but expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as "Excepted Property" or "Excludable Property" in the Original Indenture to the extent contemplated thereby.

        PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default, the Trustee, or any separate trustee or co-trustee appointed under Section 9.14 of the Original Indenture or any receiver appointed pursuant to statutory provision or order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in Paragraphs A through H, inclusive, of "Excepted Property" in the Original Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in Paragraphs I, J, L, N and P of "Excepted Property" in the Original Indenture (excluding the property described in Section 2 of Exhibit B in the Original Indenture), upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

        The Company may, however, pursuant to the Granting Clause Third of the Original Indenture, subject to the lien of the Indenture any Excepted Property or Excludable Property, whereupon the same shall cease to be Excepted Property or Excludable Property.

        TO HAVE AND TO HOLD all such property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created by the Indenture, forever.

        SUBJECT, HOWEVER, to (i) Permitted Exceptions and (ii) to the extent permitted by Section 13.6 of the Original Indenture as to property hereafter acquired (a) any duly recorded or perfected prior mortgage or other lien that may exist thereon at the date of the acquisition thereof by the Company and (b) purchase money mortgages, other purchase money liens, chattel mortgages, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof.

        BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

        UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article V of the Original Indenture, and not in limitation of the rights elsewhere provided in the Original Indenture, including the rights set forth in Article V of the Original Indenture, the Company shall be permitted to (i) possess and use the Trust Estate, except cash, securities, Designated Qualifying

Securities and other personal property deposited, or required to be deposited, with the Trustee, (ii) explore for, mine, extract, separate and dispose of coal, ore, gas, oil and other minerals, and harvest standing timber, and (iii) receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate.

        THE INDENTURE, INCLUDING THIS THIRTY-FIFTH SUPPLEMENTAL INDENTURE, is intended to operate and is to be construed as a deed passing title to the Trust Estate and is made under the provisions of the laws of the State of Georgia relating to deeds to secure debt, and not as a mortgage or deed of trust, and is given to secure the Outstanding Secured Obligations. Should the indebtedness secured by the Indenture be paid according to the tenor and effect thereof when the same shall become due and payable and should the Company perform all covenants contained in the Indenture in a timely manner, then the Indenture shall be canceled and surrendered.

        AND IT IS HEREBY COVENANTED AND DECLARED that the Series 2006 Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

        All words and phrases defined in Article I of the Original Indenture shall have the same meaning in this Thirty-Fifth Supplemental Indenture, except as otherwise appears herein, in this Article I or unless the context clearly requires otherwise. In addition, the following terms have the following meaning in this Thirty-Fifth Supplemental Indenture unless the context clearly requires otherwise.

        "Closing Date" means October 12, 2006.

        "Interest Payment Date" means January 1 and July 1 of each year, commencing on January 1, 2007.

        "Record Date" means the 15th day (whether or not a Business Day) of the calendar month immediately preceding an Interest Payment Date.

        "Securities Depository" means The Depository Trust Company and its successors and assigns or any other securities depository selected by the Company which agrees to follow the procedures required to be followed by such securities depository in connection with the Series 2006 Bonds.

ARTICLE II

THE SERIES 2006 BONDS AND
CERTAIN PROVISIONS RELATING THERETO

Section 2.1    Terms of the Series 2006 Bonds.

        There shall be established a series of Additional Obligations known as and entitled the "First Mortgage Bonds, Series 2006" (hereinafter referred to as the "Series 2006 Bonds").

        The aggregate principal amount of the Series 2006 Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Three Hundred Million Dollars ($300,000,000). The Series 2006 Bonds shall consist of $300,000,000 principal amount of Bonds, due January 1, 2035.

        The Series 2006 Bonds shall bear interest from their date of issuance, payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2007, at the rate of 5.534%. The principal and the Redemption Price of, and interest on, the Series 2006 Bonds shall be paid to the Person in whose name that Obligation (or one or more Predecessor Obligations) is registered at the close of business on the Record Date applicable to such Interest Payment Date or Redemption Date. Interest on the Series 2006 Bonds shall be computed on the basis of a 360-day year of twelve 30-day months. The Series 2006 Bonds shall be dated the date of authentication.

        The Series 2006 Bonds shall be issued as fully registered bonds without coupons and in denominations of $100,000 or any integral multiple thereof. The Series 2006 Bonds shall be registered in the name of Cede & Co., as nominee of the Securities Depository, pursuant to the Securities Depository's Book-Entry System. Purchases of beneficial interests in the Series 2006 Bonds shall be made in book-entry form, without certificates. If at any time the Book-Entry System is discontinued for the Series 2006 Bonds, the Series 2006 Bonds shall be exchangeable for other fully registered certificated Series 2006 Bonds of the same series in any authorized denominations, maturity and interest rate. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a Series 2006 Bond. The cost, if any, of preparing each new Series 2006 Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by the person requesting such exchange or transfer.

        Interest on the Series 2006 Bonds shall be payable by check mailed to the registered owners thereof. However, interest on the Series 2006 Bonds shall be paid to any owner of $1,000,000 or more in aggregate principal amount of the Series 2006 Bonds by wire transfer to a wire transfer address within the continental United States upon the written request of such owner received by the Trustee not less than five days prior to the Record Date. As long as the Series 2006 Bonds are registered in the name of Cede & Co., as nominee of the Securities Depository, such payments shall be made directly to the Securities Depository.

Section 2.2    Sinking Fund Redemption.

        (a)   The Series 2006 Bonds will be redeemed, on a pro rata basis in multiples of $100,000, through the operation of a mandatory sinking fund, commencing on January 1, 2031, and continuing on January 1 in each year afterwards to, and including, January 1, 2034, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Series 2006 Bonds being redeemed at the Holder's registered address, except as otherwise required by the procedures of the Securities Depository. The sinking fund redemption price will be equal to 100% of the principal amount of the Series 2006 Bonds being redeemed plus accrued interest to the Redemption Date, including interest due on an Interest Payment Date that is on, or prior to, the Redemption Date. The principal amount of the Series 2006 Bonds being redeemed and the Redemption Dates, as well as the principal amount payable on the maturity date, are set forth below.

Date	Amount
January 1, 2031	$60,000,000
January 1, 2032	$60,000,000
January 1, 2033	$60,000,000
January 1, 2034	$60,000,000
January 1, 2035(1)	$60,000,000

(1)
The final maturity date of the Series 2006 Bonds.

        (b)   The Series 2006 Bonds that the Company acquires and surrenders for cancellation or redeems (other than by means of sinking fund redemptions) will be credited against future sinking fund payments for such Bonds and the principal payment to be made on the maturity date of such Series 2006 Bonds, in proportion to the respective amounts of those sinking fund and principal payments, subject to authorized denominations.

Section 2.3    Make Whole Redemption.

        (a)   The Company may redeem the Series 2006 Bonds, in whole or in part, on any date prior to their stated maturity, at its option. The Company must give at least 30 days, but not more than 60 days, prior notice of redemption mailed to the registered address of each Holder of Bonds being redeemed except as otherwise required by the procedures of the Securities Depository. The Redemption Price for the Bonds will be equal to the greater of:

  •
  100% of the principal amount of the Series 2006 Bonds being redeemed plus interest accrued through the Redemption Date but not yet due and payable; and

  •
  the sum of the present values of the remaining principal and interest payments on the Series 2006 Bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S. Treasury security having a life equal to the remaining average life of the maturity of Series 2006 Bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 12.5 basis points;

plus, in either case, interest due and payable but unpaid on the Series 2006 Bonds being redeemed.

        (b)   If there is no U.S. Treasury security having a life equal to the remaining average life of the Series 2006 Bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the Series 2006 Bonds being redeemed and trading in the secondary market at the price closest to par.

        (c)   If less than all of the Outstanding Series 2006 Bonds are to be redeemed, the Series 2006 Bonds to be redeemed will be selected by the Trustee in any method it deems fair and appropriate and the portion of the Bonds not so redeemed will be in multiples of $100,000.

        (d)   If the Company gives notice of the optional redemption of the Series 2006 Bonds but the Trustee does not have enough designated funds on deposit to pay the full Redemption Price of the Series 2006 Bonds to be redeemed, those Bonds will remain Outstanding as though no redemption notice had been given. The failure of the Trustee to have sufficient designated funds to effect the redemption will not constitute a payment or other default by the Company under the Indenture and the Company will not be liable to any Holder of those Series 2006 Bonds as a result of the failed redemption. If the Trustee has enough designated funds on deposit to effect a redemption at the time the Company gives notice of the redemption, then the Company is obligated to redeem the Series 2006 Bonds as provided in that notice.

        Section 2.4    Form Of The Series 2006 Bonds.    The Series 2006 Bonds and the Trustee's authentication certificate to be executed on the Series 2006 Bonds shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Original Indenture.

        Section 2.5    Use Of Proceeds.    The Company expects the proceeds of this offering of the Series 2006 Bonds, net of underwriting discounts and offering expenses, including the premium to FGIC (as defined below) to be approximately $293,765,229.46. The Company will use the net proceeds of this offering to finance a portion of the costs of capital improvements to certain of its owned and leased generation facilities and for other general purposes.

        Section 2.6    FGIC Designated Credit Enhancer.    Financial Guaranty Insurance Company ("FGIC"), a New York stock insurance company, or any successor thereto, is hereby designated the Credit Enhancer with respect to the Series 2006 Bonds.

        Section 2.7    Consent Of FGIC To Amendments To the Indenture.    If the surety bond issued by FGIC insuring the payment when due of the principal of, and interest on, the Series 2006 Bonds as provided therein (the "Surety Bond") is in effect and FGIC is not in breach of any of the provisions thereof, any provision of the Indenture expressly recognizing or granting rights in, or to, FGIC may not be amended in any manner which affects the rights of FGIC hereunder without the prior written consent of FGIC.

        Section 2.8    FGIC To Be Subrogated To Rights Of Holders.    Notwithstanding anything herein to the contrary, in the event that the principal or interest due on the Series 2006 Bonds shall be paid by FGIC pursuant to the Surety Bond, the Series 2006 Bonds shall remain Outstanding for all purposes of the Indenture, not be defeased or otherwise satisfied and not be considered paid by the Company, and the obligations of the Company to the Holders of Series 2006 Bonds shall continue to exist and shall run to the benefit of FGIC, and FGIC shall be subrogated to the rights of such Holders.

        Section 2.9    Trustee Notification Of Failure To Deliver Notices By the Company; Other Actions by Trustee.    The Trustee shall notify FGIC of any failure of the Company to provide any notices, certificates or other documents required to be provided to the Trustee pursuant to the terms of the Indenture. The Trustee shall also (i) permit FGIC to have access to, and to make copies of, all books and records relating to the Series 2006 Bonds at any reasonable time and upon reasonable notice, (ii) provide to FGIC a copy of any notice to be given to the registered Holders, including, without limitation, notice of any redemption of or defeasance of the Series 2006 Bonds and any certificate rendered pursuant to the Indenture relating to the security for the Series 2006 Bonds, and (iii) provide to FGIC such additional information it may reasonably request from time to time. Notwithstanding any other provision of the Indenture, in determining whether the rights of the Holders will be adversely affected by any action taken pursuant to the terms and provisions of the Indenture, the Trustee shall consider the effect on the Holders as if there were no Surety Bond.

        Section 2.10    Trustee To Notify FGIC Of Events Of Default.    The Trustee shall immediately notify FGIC upon the occurrence of any Event of Default of which it has notice.

        Section 2.11    Payment Procedure Pursuant To The Surety Bond.    If the Surety Bond shall be in full force and effect, the Trustee and the co-paying agent (if any) agree to comply with the following provisions:

          (a)   On the Interest Payment Dates, the Trustee or co-paying agent, if any, will determine whether there will be sufficient funds to pay the principal of or interest on the applicable Series 2006 Bonds on such Interest Payment Date. If the Trustee or co-paying agent, if any, determines that there will be insufficient funds, the Trustee or co-paying agent, if any, shall so notify FGIC. Such notice shall specify the amount of the anticipated deficiency, the Series 2006 Bonds to which such deficiency is applicable and whether such Series 2006 Bonds will be deficient as to principal or interest, or both. If there is such a deficiency but the Trustee or co-paying agent, if any, has not so notified FGIC on an Interest Payment Date (but does do so on a later date), FGIC will make payments of principal or interest due on the Series 2006 Bonds on or before the first Business Day next following the date on which FGIC shall have received notice of nonpayment from the Trustee or co-paying agent, if any, or from the Holder of a Series 2006 Bond.

          (b)   After notice has been given to FGIC as provided in (a) above, the Trustee or co-paying agent shall make available to FGIC and, at FGIC's direction, to U.S. Bank Trust National Association, or its successors as its agent (the "Fiscal Agent"), the registration books of the

  Company maintained by the Obligation Registrar and all records relating to payments on the Series 2006 Bonds maintained under the Indenture.

          (c)   The Trustee or co-paying agent, if any, shall provide FGIC and the Fiscal Agent with a list of registered Holders entitled to receive principal or interest payments from FGIC under the terms of the Surety Bond, and shall make arrangements with the Fiscal Agent (i) to mail checks or drafts to the registered Holders entitled to receive full or partial interest payments from FGIC and (ii) to pay principal upon Series 2006 Bonds surrendered to the Fiscal Agent by the registered Holders entitled to receive full or partial principal payments from FGIC.

          (d)   The Trustee or co-paying agent, if any, shall, at the time it provides FGIC and the Fiscal Agent with a list of registered Holders pursuant to (c) above, notify registered Holders entitled to receive the payment of principal or interest thereon from FGIC (i) as to the fact of such entitlement, (ii) that FGIC will remit to each registered Holder all or a part of the interest payments next coming due upon proof of such Holder's entitlement to interest payments and delivery to the Fiscal Agent, in form satisfactory to the Fiscal Agent, of an appropriate assignment of such Holder's right to payment, (iii) that should a Registered Holder be entitled to receive full payment of principal from FGIC, it must surrender its Series 2006 Bonds (along with an appropriate instrument of assignment in form satisfactory to the Fiscal Agent to permit ownership of such Series 2006 Bonds to be registered in the name of FGIC) for payment to the Fiscal Agent, and not the Trustee or co-paying agent, if any, and (iv) that should a Registered Holder be entitled to receive partial payment of principal from FGIC, it must surrender its Series 2006 Bonds for payment thereon first to the Trustee or co-paying agent, if any, who shall note on such Series 2006 Bonds the portion of the principal paid by the Trustee or co-paying agent, if any, and then, along with an appropriate instrument of assignment in form satisfactory to the Fiscal Agent, to the Fiscal Agent, which will then pay the unpaid portion of principal.

          (e)   In the event that the Trustee or co-paying agent, if any, has notice that any payment of principal of or interest on any Series 2006 Bond which has become due for payment and which is made to a Holder by or on behalf of the Company has been deemed a preferential transfer and theretofore recovered from such Holder pursuant to the United States Bankruptcy Code by a trustee in bankruptcy in accordance with the final, nonappealable order of a court having jurisdiction, the Trustee or co-paying agent, if any, shall, at the time FGIC is notified pursuant to (a) above, notify all Holders that in the event that any Holder's payment is so recovered, such Holder will be entitled to payment from FGIC to the extent of such recovery if sufficient funds are not otherwise available, and the Trustee or co-paying agent, if any, shall furnish to FGIC its records evidencing the payments of principal of and interest on the Series 2006 Bonds which have been made by the Trustee or co-paying agent, if any, and subsequently recovered from Holders and the dates on which such payments were made.

          (f)    In addition to those rights granted FGIC under this Thirty-Fifth Supplemental Indenture, FGIC shall, to the extent it makes payment of principal of or interest on Series 2006 Bonds, become subrogated to the rights of the recipients of such payments in accordance with the terms of the Surety Bond, and to evidence such subrogation (i) in the case of subrogation as to claims for past due interest, the Trustee or co-paying agent, if any, shall note FGIC's rights as subrogee on the registration books of the Company maintained by the Obligation Registrar upon receipt from FGIC of proof of the payment of interest thereon to the registered Holders of the Series 2006 Bonds, and (ii) in the case of subrogation as to claims for past due principal, the Trustee or co-paying agent, if any, shall note FGIC's rights as subrogee on the registration books of the Company maintained by the Obligation Registrar upon surrender of the Series 2006 Bonds by the registered Holders thereof with proof of the payment of principal thereof.

        Section 2.12    FGIC As Third Party Beneficiary.    To the extent that this Thirty-Fifth Supplemental Indenture confers upon or gives or grants to FGIC any right, remedy or claim under or by reason of this Thirty-Fifth Supplemental Indenture, FGIC is hereby explicitly recognized as being a third-party beneficiary hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder.

        Section 2.13    Covenants of the Company to FGIC.    The Company will deliver to FGIC:

          (a)   As soon as reasonably available and in any event within 120 days after the end of each fiscal year, a copy of its annual financial statements prepared in accordance with Accounting Requirements consistently applied and audited by independent certified public accountants, including a balance sheet of the Company as of the end of such fiscal year and related statements of operations, changes in equity and cash flows for the fiscal year then ended;

          (b)   As soon as reasonably available and in any event within 60 days after the end of each quarterly period of each fiscal year, a copy of its balance sheet as of the end of such quarterly period and related statements of operations, changes in equity and cash flows for the quarterly period then ended, which balance sheet and related statements may be internal statements and need not be audited by independent certified public accountants;

          (c)   Promptly upon distribution thereof, copies of each revision to the final offering circular dated October 4, 2006; and

          (d)   Promptly after the Company receives notification thereof, notice of the downgrading by any rating agency of the Company's underlying public rating or the underlying rating on the Series 2006 Bonds to "non-investment grade."

          (e)   Upon written request of FGIC, any other financial information reasonably requested.

ARTICLE III

MISCELLANEOUS

        Section 3.1    Supplemental Indenture.    This Thirty-Fifth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof, and the Original Indenture, as heretofore supplemented and as hereby supplemented and modified, is hereby confirmed. Except to the extent inconsistent with the express terms hereof, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the Series 2006 Bonds to the same extent as if specifically set forth herein. All references herein to Sections, definitions or other provisions of the Original Indenture shall be to such Sections, definitions and other provisions as they may be amended or modified from time to time pursuant to the Indenture. All capitalized terms used in this Thirty-Fifth Supplemental Indenture shall have the same meanings assigned to them in the Original Indenture, except in cases where the context clearly indicates otherwise.

        Section 3.2    Recitals.    All recitals in this Thirty-Fifth Supplemental Indenture are made by the Company only and not by the Trustee; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

        Section 3.3    Successors and Assigns.    Whenever in this Thirty-Fifth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles IX and XI of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Thirty-Fifth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

        Section 3.4    No Rights, Remedies, Etc.    Nothing in this Thirty-Fifth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Thirty-Fifth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Thirty-Fifth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.

        Section 3.5    Counterparts.    This Thirty-Fifth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.

        Section 3.6    Security Agreement; Mailing Address.    To the extent permitted by applicable law, this Thirty-Fifth Supplemental Indenture shall be deemed to be a Security Agreement and Financing Statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code, as adopted or hereafter adopted in one or more of the states in which any part of the properties of the Company are situated. The mailing address of the Company, as debtor, is:

        2100 East Exchange Place
        P. O. Box 1349
        Tucker, Georgia 30085-1349,

and the mailing address of the Trustee, as secured party, is:

        U.S. Bank National Association
        Attention: Corporate Trust Services
        1349 West Peachtree Street, NW
        Suite 1050, Two Midtown Plaza
        Atlanta, Georgia 30309

and the mailing address of FGIC, as Credit Enhancer, is:

        Financial Guaranty Insurance Company
        Attention: Risk Management
        125 Park Avenue
        New York, New York 10017

and the mailing address of U.S. Bank Trust National Association, as Fiscal Agent, is:

        U.S. Bank Trust National Association
        Attention: Corporate Trust Department
        100 Wall Street
        19th Floor
        New York, New York 10005

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        IN WITNESS WHEREOF, the parties hereto have caused this Thirty-Fifth Supplemental Indenture to be duly executed under seal as of the day and year first written above.

Company:	OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION), an electric membership corporation organized under the laws of the State of Georgia
	By:	/s/ THOMAS A. SMITH Thomas A. Smith President and Chief Executive Officer
Signed, sealed and delivered by the Company in the presence of:	Attest:	/s/ PATRICIA N. NASH Patricia N. Nash Secretary
/s/ THOMAS J. BRENDIAR Witness	[CORPORATE SEAL]
/s/ VICKI B. JACKSON Notary Public
(Notarial Seal)
My commission expires: 2/6/07

[Signatures Continued from Previous Page]
Trustee:	U.S. BANK NATIONAL ASSOCIATION, a national banking association
	By:	/s/ B A DONALDSON
Signed and delivered by the Trustee in the Presence of:		Authorized Agent
/s/ GEORGE HOGAN Witness
/s/ SYRA I ARZU Notary Public
(Notarial Seal)
My commission expires: 11/16/09

Exhibit A

FORM OF BOND
AND
TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        THIS SERIES 2006 BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS SERIES 2006 BOND IS HEREBY NOTIFIED THAT THE SELLER OF THIS SERIES 2006 BOND MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

        THIS SERIES 2006 BOND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE TRANSFEROR REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT ACQUIRING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (3) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

        THIS SERIES 2006 BOND AND ANY RELATED DOCUMENTATION MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME TO MODIFY THE RESTRICTIONS ON RESALES AND OTHER TRANSFERS OF THIS SERIES 2006 BOND TO REFLECT ANY CHANGE IN APPLICABLE LAW OR REGULATION (OR THE INTERPRETATION THEREOF) OR IN PRACTICES RELATING TO THE RESALE OR TRANSFER OF RESTRICTED SECURITIES GENERALLY. THE HOLDER OF THIS SERIES 2006 BOND SHALL BE DEEMED BY THE ACCEPTANCE OF THIS SERIES 2006 BOND TO HAVE AGREED TO ANY SUCH AMENDMENT OR SUPPLEMENT.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	$300,000,000

OGLETHORPE POWER CORPORATION, FIRST MORTGAGE BOND,
SERIES 2006, DUE 2035

REGISTERED OWNER: CEDE & CO.
PRINCIPAL AMOUNT: THREE HUNDRED MILLION DOLLARS
ISSUANCE DATE: OCTOBER 12, 2006
CUSIP NO.:

        Oglethorpe Power Corporation (An Electric Membership Corporation), an electric membership corporation existing under the laws of the State of Georgia (together with any successors and assigns, "Oglethorpe"), for value received hereby promises to pay to the registered owner named above or registered assigns, on January 1, 2035 upon the presentation and surrender of this First Mortgage Bond, 5.534% Series 2006 due January 1, 2035, (this "Series 2006 Bond") the principal amount (upon original issuance) of $300,000,000, issued under the Indenture dated as of March 1, 1997, as supplemented (the "Indenture") between Oglethorpe, formerly known as Oglethorpe Power Corporation (An Electric Membership Generation & Transmission Corporation) and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (the "Trustee").

        Oglethorpe shall pay the principal sum set forth above and pay interest on said principal sum from the date hereof until payment of said principal sum has been made or duly provided for, semi-annually at the interest rate of 5.534%. The principal of, and interest on, this Series 2006 Bond are payable at the principal corporate trust office of the Trustee, or of its successor as Trustee, or, at the option of the owner of this Series 2006 Bond, at the principal office of any co-paying agent appointed in accordance with the Indenture; provided, however, that, subject to the next succeeding paragraph, interest may be payable, at the option of the Trustee, by check or draft drawn upon the Trustee and mailed to the registered address of the registered owner of this Series 2006 Bond as of the close of business on the applicable Record Date (as defined below), or, at the written request of the registered owner of Series 2006 Bonds in an aggregate principal amount greater than or equal to $1,000,000 delivered to the Trustee at least five days prior to the Record Date next preceding such payment date, by wire transfer to a wire transfer address in the United States as set forth in such request. Payment of the principal of and interest on this Series 2006 Bond shall be in any coin or currency of the United States of America as, at the respective times of payment, shall be legal tender for the payment of public and private debts.

        Notwithstanding any other provision of this Series 2006 Bond to the contrary, so long as this Series 2006 Bond shall be registered on books of Oglethorpe kept by the Obligation Registrar (as defined in the Indenture) in the name of The Depository Trust Company, a New York Corporation ("DTC"), its nominee, the provisions of the Indenture governing the Book-Entry System (as defined in the Indenture) shall govern the manner of payment of the principal of, and interest on, this Series 2006 Bond.

        The Series 2006 Bonds are equally and ratably secured, to the extent provided in the Indenture, by the Trust Estate, except and excluding the Excepted Property and the Excludable Property.

        Reference is hereby made to the Indenture, a copy of which is on file with the Trustee, for the provisions, among others, with respect to the nature and extent of the rights, duties and obligations of Oglethorpe, the Trustee and the owner of this Series 2006 Bond, the terms upon which this Series 2006 Bond is issued and secured, and the modification or amendment of the Indenture, to all of which the registered owner of this Series 2006 A Bond assents by the acceptance of this Series 2006 Bond.

        This Series 2006 Bond is transferable, as provided in the Indenture, only upon the registration books of Oglethorpe maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this Series 2006 Bond with the written request of the registered owner hereof or his attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or his duly authorized attorney. The Obligation Registrar shall not be obliged to (i) make any exchange or transfer of this Series 2006 Bond during the period beginning at the opening of business fifteen days next preceding the date of the mailing of the notice of redemption of the Series 2006 Bonds or (ii) register the transfer of or exchange of any Series 2006 Bond so selected for redemption in whole or in part, except the unredeemed portion of a Series 2006 Bond being redeemed in part.

        The Series 2006 Bonds are issuable in the form of fully registered Series 2006 Bonds without coupons in the denomination of $100,000 each or any integral multiple thereof. Upon payment of any required tax or other governmental charge and, subject to such conditions, the Series 2006 Bonds, upon the surrender thereof at the principal office of the Obligation Registrar, with a written instrument of transfer satisfactory to the Obligation Registrar, duly executed by the registered owner or his duly authorized attorney, may, at the option of the registered owner thereof, be exchanged for an equal aggregate principal amount of Series 2006 Bonds of the same interest rate and in any other authorized denominations.

        This Series 2006 Bond shall bear interest at 5.534% from, and including, the date hereof to, but excluding, January 1, 2035. Interest shall be payable on January 1 and July 1 of each year prior to the maturity date of the Series A Bonds, commencing on January 1, 2007.

        Sinking Fund Redemption:    The Series 2006 Bonds will be redeemed, on a pro rata basis in $100,000 denominations, through the operation of a mandatory sinking fund, commencing on January 1, 2031 and continuing on January 1 in each year thereafter to, and including, January 1, 2034, at a Redemption Price (as defined in the Indenture) equal to 100% of the principal amount of the Series 2006 Bonds redeemed plus accrued interest to the Redemption Date (as defined in the Indenture), including interest due on an Interest Payment Date that is on or prior to the Redemption Date. The principal amount of the Series 2006 Bonds being redeemed and the Redemption Dates, as well as the principal amount payable on the maturity date, are set forth below.

Date	Amount
January 1, 2031	$60,000,000
January 1, 2032	$60,000,000
January 1, 2033	$60,000,000
January 1, 2034	$60,000,000
January 1, 2035(1)	$60,000,000

(1)
The final maturity date of the Series 2006 Bonds.

        Make-Whole Redemption:    Oglethorpe may redeem the Series 2006 Bonds, in whole or in part, on any date prior to their maturity, at its option. The Redemption Price for the Series 2006 Bonds will be equal to the greater of:

    •
    100% of the principal amount of the Series 2006 Bonds being redeemed plus interest accrued through the Redemption Date but not yet due and payable; and

    •
    the sum of the present values of the remaining principal and interest payments on the bonds being redeemed, discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of (1) the yield to maturity of the U.S. Treasury security having a life equal to the remaining average life of the maturity of bonds being redeemed and trading in the secondary market at the price closest to par, and (2) 12.5 basis points;

plus, in either case, interest due and payable but unpaid on the Series 2006 Bonds being redeemed.

        If there is no U.S. Treasury security having a life equal to the remaining average life of the bonds being redeemed, the discount rate will be calculated using a yield to maturity determined on a straight-line basis (rounding to the nearest calendar month, if necessary) from the average yield to maturity of two U.S. Treasury securities having lives most closely corresponding to the remaining average life of the bonds being redeemed and trading in the secondary market at the price closest to par.

        The registered owner of this Series 2006 Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture.

        All acts, conditions and things required by the Constitution and statutes of the State of Georgia, the governing rules and procedures of Oglethorpe and the Indenture to exist, to have happened and to have been performed precedent to and in the issuance of this Series 2006 Bond, do exist, have happened and have been performed.

        No covenant or agreement contained in this Series 2006 Bond, the Indenture or the Thirty-Fifth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of Oglethorpe in his individual capacity, and no officer of Oglethorpe executing this Series 2006 Bond shall be liable personally on this Series 2006 Bond or be subject to any personal liability or accountability by reason of the issuance of this Series 2006 Bond.

        Financial Guaranty Insurance Company, a New York stock insurance company, or any successor thereto, has been designated the Credit Enhancer with respect to the Series 2006 Bonds.

        This Series 2006 Bond shall not be entitled to any benefit under the Indenture or be valid until this Series 2006 Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.

[Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, Oglethorpe has caused this Series 2006 Bond to be executed in its corporate name by its President and Chief Executive Officer and attested by its Secretary and its corporate seal to be hereunto affixed.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)
By:

Thomas A. Smith
President and Chief Executive Officer
(SEAL)
Attest:

Patricia N. Nash
Secretary

        This is one of the Obligations of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:

Authorized Agent
Date of Authentication:

        SURETY BOND NO. 06010411 (THE "SURETY BOND") WITH RESPECT TO PAYMENTS DUE FOR PRINCIPAL OF AND INTEREST ON THIS BOND HAS BEEN ISSUED BY FINANCIAL GUARANTY INSURANCE COMPANY ("FGIC"). THE SURETY BOND HAS BEEN DELIVERED TO U.S. BANK TRUST NATIONAL ASSOCIATION, AS THE FISCAL AGENT UNDER SAID SURETY BOND, AND WILL BE HELD BY SUCH FISCAL AGENT OR ANY SUCCESSOR FISCAL AGENT. THE SURETY BOND IS ON FILE AND AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE FISCAL AGENT AND A COPY THEREOF MAY BE SECURED FROM FGIC OR THE FISCAL AGENT. ALL PAYMENTS REQUIRED TO BE MADE UNDER THE SURETY BOND SHALL BE MADE IN ACCORDANCE WITH THE PROVISIONS THEREOF. THE OWNER OF THIS BOND ACKNOWLEDGES AND CONSENTS TO THE SUBROGATION RIGHTS OF FGIC AS MORE FULLY SET FORTH IN THE SURETY BOND.

Schedule 1

RECORDING INFORMATION
FOR
                        COUNTY, GEORGIA

Document	Recording Information	Date of Recording
Original Indenture
First Supplemental Indenture
Second Supplemental Indenture
Third Supplemental Indenture
Fourth Supplemental Indenture
Fifth Supplemental Indenture
Sixth Supplemental Indenture
Seventh Supplemental Indenture
Eighth Supplemental Indenture
Ninth Supplemental Indenture
Tenth Supplemental Indenture
Eleventh Supplemental Indenture
Twelfth Supplemental Indenture
Thirteenth Supplemental Indenture
Fourteenth Supplemental Indenture
Fifteenth Supplemental Indenture
Sixteenth Supplemental Indenture
Seventeenth Supplemental Indenture
Eighteenth Supplemental Indenture
Nineteenth Supplemental Indenture
Twentieth Supplemental Indenture
Twenty-First Supplemental Indenture
Twenty-Second Supplemental Indenture
Twenty-Third Supplemental Indenture
Twenty-Fourth Supplemental Indenture
Twenty-Fifth Supplemental Indenture
Twenty-Sixth Supplemental Indenture
Twenty-Seventh Supplemental Indenture
Twenty-Eighth Supplemental Indenture
Twenty-Ninth Supplemental Indenture
Thirtieth Supplemental Indenture
Thirty-First Supplemental Indenture
Thirty-Second Supplemental Indenture
Thirty-Third Supplemental Indenture
Thirty-Fourth Supplemental Indenture	To be recorded simultaneously with the Thirty-Fifth Supplemental Indenture

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